Exhibit 99.1

Award Terms	Details
CEO Performance Award Value

Total size: 12% of total outstanding shares as of January 19, 2018, the last trading day prior to the grant date of January 21, 2018 (approximately 20.3 million option shares)

Number of Vesting Tranches: 12 tranches; 1% of total outstanding shares as of January 19, 2018 per tranche

Equity Type	Nonqualified stock options
Exercise Price

Fair Market Value (FMV) of Tesla common stock on the date of grant, January 21, 2018, which was $350.02 per share (based on the closing price on January 19, 2018, the last trading day prior to the grant date).

Award Vesting / Milestones

Market Capitalization Milestones

a.12 Market Capitalization Milestones

b.First tranche milestone is a market capitalization of $100 billion; each tranche thereafter requires an additional $50 billion in market capitalization to vest, up to $650 billion market capitalization for the last tranche

c.Sustained market capitalization is required for each Market Capitalization Milestone to be met, other than in a change in control situation. Specifically, there are two prongs that must be met to achieve a given Market Capitalization Milestone:

•  Six calendar month trailing average (based on trading days); and

•  30 calendar day trailing average (based on trading days).

Operational Milestones

a.16 Operational Milestones, of which up to 12 may be paired with Market Capitalization Milestones for all tranches to vest

b.Two types of Operational Milestones:

Eight focused on revenue: Eight focused on profitability: Total Revenue* (in billions) Adjusted EBITDA** (in billions) $20.0 $1.5 $35.0 $3.0 $55.0 $4.5 $75.0 $6.0 $100.0 $8.0 $125.0 $10.0 $150.0 $12.0 $175.0 $14.0

*   “Revenue” means total Tesla revenues as reported in our financial statements on Forms 10-Q or 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the previous four consecutive fiscal quarters.

**   “Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in our financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Vesting

Each of the 12 tranches vests only when both a Market Capitalization Milestone and an Operational Milestone are certified by the Board as having been met.

Any one of the 16 Operational Milestones can be matched with any one of the 12 Market Capitalization Milestones, but any single Operational Milestone may only satisfy the vesting requirement for one tranche.

A Market Capitalization Milestone and an Operational Milestone that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such Market Capitalization Milestone and Operational Milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche.

Term of CEO Performance Award	10 years
Post-Termination of Employment Exercise Period	One year
Post-Exercise Holding Period	Five years, to further align Mr. Musk’s interests with Tesla stockholders’ interests following option exercise.
Employment Requirement For Continued Vesting

Vesting eligibility contingent upon being:

1.Chief Executive Officer; or

2.Executive Chairman and Chief Product Officer.

Extended exercise period: If Mr. Musk is still employed at Tesla in a role other than the specified roles above, he will no longer be able to vest under the CEO Performance Award but can continue to hold unexercised vested options for the full term of the CEO Performance Award.

Termination of Employment	No acceleration of vesting upon termination of employment, death or disability.

Change in Control of Tesla

No automatic acceleration of vesting upon a change in control of Tesla, but in a change in control situation the achievement of the milestones will be based solely on the Market Capitalization Milestones, measured at the time of such change in control without regard to the six calendar month and 30 calendar day trailing averages of Tesla’s stock price. In other words, upon a change in control where Tesla is acquired, vesting of milestones under the CEO Performance Award does not require the achievement of a matching Operational Milestone.

The treatment of the CEO Performance Award upon a change in control is intended to align Mr. Musk’s interests with Tesla’s other stockholders with respect to evaluating potential takeover offers.

Exercise Methods / Requirements

Exercise Methods:

1.Cashless: sufficient shares to cover exercise prices and taxes are simultaneously sold upon exercise of options; and

2.Cash: exercise price is paid in cash upon exercise of options.

Clawback	Vesting of the CEO Performance Award will be subject to a clawback in the event financial statements are restated in a way that a tranche would not have otherwise vested.
Market Capitalization and Operational Milestone Adjustments

Market Capitalization and Operational Milestone targets will be adjusted higher to account for acquisition activity that could be considered material to the achievement of the milestones.

Market Capitalization and Operational Milestone targets will be adjusted lower to account for spin-off or divestiture activity that could be considered material to the achievement of the milestones.